Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:  August 28, 2013

RICK'S CABARET INTERNATIONAL, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 3.02	Unregistered Sale of Equity Securities.

On August 28, 2013, we sold to an investor (i) a 10% Convertible Debenture with a principal amount of $2,500,000 (the “Debenture”), under the terms and conditions set forth in the Debenture, and (ii) a warrant to purchase a total of 48,780 shares of our common stock (the “Warrant”), under the terms and conditions set forth in the Warrant. The Debenture has a term of three years, is convertible into shares of our common stock at a conversion price of $10.25 per share (subject to adjustment), and has an annual interest rate of 10%, with one initial payment of interest only due February 28, 2014, and thereafter, the principal amount is payable in 10 equal quarterly principal payments of $250,000 plus accrued and unpaid interest. Six months after the issue date of the Debenture, we have the right to redeem the Debenture if our common stock has a closing price of $13.33 (subject to adjustment) for 20 consecutive trading days. The Warrant has an exercise price of $10.25 per share (subject to adjustment) and expires on August 28, 2016. In the event there is an effective registration statement registering the shares of common stock underlying the Warrant, we have the right to require exercise of the Warrant if our common stock has a closing price of $13.33 (subject to adjustment) for 20 consecutive trading days. We sold the Debenture and Warrant to the investor in a private transaction and received consideration of $2,500,000. An adviser to us received compensation in the amount of $150,000 in connection with advising us regarding the sale of the Debenture and Warrant.

The securities sold qualified for exemption from registration under Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The sale of securities did not involve a “public offering” based upon the following factors: (i) the sale of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a single offeree; (iii) there was no public solicitation; (iv) the offeree was an “accredited investor”; (v) the investment intent of the offeree; and (vi) the restriction on transferability of the securities issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: September 4, 2013	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer